UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 12, 2008

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 330-1000

———————————————————————————
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On August 12, 2008, Tredegar Corporation (“Tredegar”) entered into a Severance Agreement (the “Agreement”) with D. Andrew Edwards, Tredegar’s Vice President, Chief Financial Officer and Treasurer, in the event of Mr. Edwards’ termination without cause or resignation with good reason, as such terms are defined in the Agreement.

Should Mr. Edwards be terminated without cause or resign with good reason, he will be entitled to a payment equal to the greater of $600,000 or two times base salary, payment of the current year’s annual incentive as if his employment continued through the date the annual bonuses are paid, accelerated vesting of options and restricted stock, which options will remain exercisable for the terms set forth in their relevant option agreements, settlement of outstanding stock units as if his employment continued through the settlement date of those awards, reimbursement of COBRA premiums and up to $25,000 in outplacement benefits.

In addition, under the terms of the Agreement and in consideration of the payments set forth in the Agreement, Mr. Edwards covenants not to compete with Tredegar for a two-year period, subject to limited exceptions, as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly, to render any services for a competitor (as defined in the Agreement) that are substantially similar to or the same as those Mr. Edwards provided to Tredegar.

The Agreement will have an initial term of five years and will be extended annually, unless a majority of the Board of Directors decides that the term will not be extended.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Agreement which is filed as Exhibit 10.19 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.19	Severance Agreement, dated August 12, 2008, between Tredegar Corporation and D. Andrew Edwards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREDEGAR CORPORATION

Date: August 14, 2008	By: /s/ McAlister C. Marshall, II
McAlister C. Marshall, II Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit
10.19	Severance Agreement, dated August 12, 2008, between Tredegar Corporation and D. Andrew Edwards